Exhibit 99.1

Contact: Steve West, Vice President of Investor Relations
     (Steve.West@panerabread.com)

Panera Bread Company Reports Q3 2015 Diluted EPS of $1.32, Excluding One-Time Items

St. Louis, MO, October 27, 2015 - Panera Bread Company (NASDAQ: PNRA) today reported financial results for fiscal Q3 2015.

HIGHLIGHTS
- Q3 2015 Revenue increased 7% to $665 million
- Q3 2015 Company-owned comparable net bakery-cafe sales growth continued to accelerate, up 3.8% on a one-year basis and 5.9% on a two-year basis
- Q4 2015 (first 27 days) Company-owned comparable net bakery-cafe sales up 3.4% on a one-year basis and 6.7% on a two-year basis
- 108 bakery-cafes converted to Panera 2.0 during Q3 2015
- Company reaffirms full-year targets

Ron Shaich, Chairman and CEO, noted, "Our strategic plan to generate increased shareholder value by making Panera a better competitive alternative with runways for expanded growth is working. Leading sales indicators are showing just that. Company comp-store sales growth continues to accelerate, rising 3.8% in Q3 and 3.4% for the first 27 days of Q4."

Shaich continued, "We are particularly pleased with these results in light of the slowing sales reported across the industry in October. Q3 represented our best performance in nine quarters. Panera’s Q3 comps outperformed the industry by 229 bps when measured against the Black Box all-industry composite, the largest differential we’ve seen in 2 years."

Shaich concluded, "Our initiatives to expand into several $1 billion-plus adjacent businesses, including catering, delivery and consumer-packaged goods, are also gaining traction. Despite the high level of pressure on our near-term earnings related to the startup and transition costs associated with our strategic initiatives, the progress we see gives us increased confidence in our strategic plan and its ability to drive expanded earnings growth well into the future."

Fiscal Q3 2015 Results and Business Review

Net income was $32 million, or $1.27 per diluted share, for fiscal Q3 2015. Diluted EPS for fiscal Q3 2015 was $1.32 or down 4%, excluding charges recorded in fiscal Q3 2015 related to the Company's previously announced refranchising initiative of $0.05 per diluted share, and excluding the $0.08 per diluted share benefit in fiscal Q3 2014 from favorable tax adjustments. The fiscal Q3 2015 results compare to reported net income of $39 million, or $1.46 per diluted share, for fiscal Q3 2014. A reconciliation of GAAP and non-GAAP information is attached to this release as Schedule IV.

The Company's fiscal Q3 2015 consolidated statements of income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of income (in thousands, except per share data and percentages), including net income and diluted EPS, excluding charges related to the Company's refranchising initiative and favorable tax adjustments, and net income and diluted EPS, as reported:

	For the 13 Weeks Ended		Percentage Change
	September 29, 2015	September 30, 2014

Total revenue	$664,654	$619,890	7%

Net income, excluding certain items	$33,779	$36,895	-8%
Refranchising loss, after-tax	(1,386)	—
Favorable tax adjustments	—	2,319
Net income, as reported	$32,393	$39,214	-17%

Diluted EPS, excluding certain items	$1.32	$1.38	-4%
Refranchising loss	(0.05)	—
Favorable tax adjustments	—	0.08
Diluted EPS, as reported	$1.27	$1.46	-13%

Shares used in diluted EPS	25,501	26,813	-5%

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q3 2015, Company-owned comparable net bakery-cafe sales increased 3.8%, franchise-operated comparable net bakery-cafe sales increased 1.8%, and system-wide comparable net bakery-cafe sales increased 2.8% compared to the same period in fiscal 2014. Two-year Company-owned comparable net bakery-cafe sales increased 5.9%, two-year franchise-operated comparable net bakery-cafe sales increased 2.5%, and two-year system-wide comparable net bakery-cafe sales increased 4.2%.

The Company-owned comparable net bakery-cafe sales increase of 3.8% in fiscal Q3 2015 was comprised of year-over-year transaction growth of 1.0% and average check growth of 2.8%. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Operating Margin

Operating margin for fiscal Q3 2015 declined approximately 120 basis points versus fiscal Q3 2014, excluding charges related to the Company's refranchising initiative, as outlined in Schedule IV. This decline was primarily the result of structural wage increases and costs related to the startup and transition expenses associated with our strategic initiatives. As reported, operating margin for fiscal Q3 2015 declined approximately 150 basis points versus fiscal Q3 2014.

New Bakery-Cafe Development and AWS

During fiscal Q3 2015, the Company opened 10 new bakery-cafes and its franchisees opened 14 new bakery-cafes. As a result, there were 1,946 bakery-cafes open system-wide as of September 29, 2015.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of June 30, 2015	950	976	1,926
Bakery-cafes opened	10	14	24
Bakery-cafes closed	—	(4)	(4)
Bakery-cafes refranchised	(29)	29	—
Bakery-cafes as of September 29, 2015	931	1,015	1,946

Average weekly sales (“AWS”) for Company-owned "Class of 2015" bakery-cafes through fiscal Q3 2015 was $45,248. AWS for franchise-operated "Class of 2015" bakery-cafes through fiscal Q3 2015 was $47,394.

A schedule of fiscal Q3 2015 AWS, including AWS information for bakery-cafes based on their designation as either a traditional or non-traditional bakery-cafe, is attached to this release as Schedule II. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories with a range of different formats.

Update on Key Value Enhancing Initiatives

Use of Capital

During fiscal Q3 2015, the Company repurchased 682,888 shares at an average price of $183.02 per share for an aggregate purchase price of approximately $125.0 million. The Company had approximately $408.4 million available under the $750 million repurchase authorization as of Q3 2015.

Refranchising

The Company continues to make significant progress on its plan to refranchise 50 to 150 bakery-cafes. On October 7, 2015, the Company completed the sale of 45 bakery-cafes to a new franchisee, bringing the year-to-date number of refranchised bakery-cafes to 75.

Panera 2.0 Conversions

As of fiscal Q3 2015, the Company had completed the conversion of 291 bakery-cafes to Panera 2.0, with 108 conversions completed during Q3 and 185 conversions completed year-to-date.

Full Year Fiscal 2015 Outlook

Comparable Net Bakery-Cafe Sales Growth

The Company today is reiterating its Company-owned comparable net bakery-cafe sales growth target for fiscal 2015 at 2.0% to 3.5%.

Panera 2.0 Conversions

The Company continues to target the conversion of approximately 300 Company-owned bakery-cafes to Panera 2.0 during fiscal 2015, two-thirds of which are occurring in the second half of the fiscal year.

Operating Margin

For fiscal 2015, the Company continues to target operating margin will be down 100 to 175 basis points when compared to fiscal 2014, excluding the impact of charges related to the Company's refranchising initiative.

New Bakery-Cafe Development

The Company continues to target 105 to 115 system-wide new bakery-cafe openings in fiscal 2015. The average weekly net sales performance for new Company-owned bakery-cafes is now expected to be at the high-end of the previously provided targeted range of $43,000 to $45,000 for fiscal 2015.

Diluted EPS

The Company today is reiterating its full year fiscal 2015 diluted earnings per share growth target of flat to down mid- to high-single digits when compared to full year fiscal 2014, excluding charges in fiscal 2015 for the Company's refranchising initiative and certain items for full year fiscal 2014, as disclosed in our fiscal Q4 2014 earnings release.

Fiscal Q4 2015 Outlook

Comparable Net Bakery-Cafe Sales Growth

The Company is today setting a target for fiscal Q4 2015 Company-owned comparable net bakery-cafe sales growth towards the midpoint of the full-year range of 2.0% to 3.5%. The Company announced today that Company-owned comparable net bakery-cafe sales in the first 27 days of fiscal Q4 2015 were up 3.4% and were up 6.7% on a two-year basis.

Panera 2.0 Conversions

The Company expects the conversion of approximately 100 Company-owned bakery-cafes to Panera 2.0 during fiscal Q4 2015, on top of the 108 conversions completed during fiscal Q3 2015.

Diluted EPS

The Company is today setting a target for fiscal Q4 2015 diluted earnings per share growth of down mid-single digits when compared to fiscal Q4 2014, excluding charges in fiscal Q4 2015 for the Company's refranchising initiative and certain items for fiscal Q4 2014, as disclosed in our fiscal Q4 2014 earnings release.

Concluding Comment on Fiscal 2015 Outlook
Mike Bufano, Senior Vice President and CFO, noted, “Given the transformational nature of our strategy and the volatility associated with the startup and transition costs that come with our strategic initiatives, we are pleased with our third quarter earnings performance and our ability to deliver on our full year financial targets.”

Bufano continued, “Our leading sales indicators are gaining momentum and we continue to expect relatively improved earnings in the fourth quarter when compared to the first half of the year. We expect this improvement while accelerating the rate of investment in the second half of the year, as we anticipate converting over 200 Panera 2.0 bakery-cafes in the third and fourth quarters combined. Indeed, we are converting almost 25% of our Company-owned bakery-cafes in six months, at a rate of more than one per day.”

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, October 28, 2015 to discuss the fiscal Q3 2015 results, preliminary comparable net bakery-cafe sales results for the first 27 days of fiscal Q4 2015 and earnings targets and business outlook for the fourth quarter and full year fiscal 2015. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives, which its franchisees also contribute to based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

30 years ago, at a time when quick service meant low quality, Panera set out to challenge this expectation. We believed that food that was good and that you could feel good about, served in a warm and welcoming environment by people who cared, could bring out the best in all of us. To us, that is food as it should be and that is why we exist.

So we began with a simple commitment: to bake fresh bread from fresh dough in every bakery-cafe, every day. No artificial preservatives or short cuts, just bakers with simple ingredients and hot ovens. Each night, any unsold bread and baked goods were shared with neighbors in need.

These traditions carry on today, as we have continued to find ways to be an ally to our guests. That means crafting a menu of soups, salads and sandwiches that we are proud to feed our families. Like poultry and pork raised without antibiotics on our salads and sandwiches. A commitment to transparency and options that empower our guests to eat the way they want. Seasonal flavors and whole grains. And a commitment to removing artificial additives (flavors, colors, sweeteners and preservatives) from the food in our bakery-cafes. Why? Because we think that simpler is better and we believe in serving food as it should be. Because when you don’t have to compromise to eat well, all that is left is the joy of eating.

We’re also focused on improving quality and convenience. With investments in technology and operations, we now offer new ways to enjoy your Panera favorites - like mobile ordering and Rapid Pick-Up for to-go orders - all designed to make things easier for our guests. As of September 29, 2015, there were 1,946 bakery-cafes in 46 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Cafe® names. For more information, visit panerabread.com or find us on Twitter (@panerabread), Facebook (facebook.com/panerabread) or Instagram (@panerabread).

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, regarding our intention to repurchase shares from time to time under the share repurchase program and the source of funding of such repurchases, our refranchising activities, our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, including Panera 2.0, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "target," "plan," "goal," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2014 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	September 29, 2015	September 30, 2014
Revenues:
Bakery-cafe sales, net	$584,664	$545,393
Franchise royalties and fees	33,740	30,585
Fresh dough and other product sales to franchisees	46,250	43,912
Total revenues	$664,654	$619,890
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$178,700	$165,443
Labor	190,736	170,207
Occupancy	42,835	40,357
Other operating expenses	82,706	79,094
Total bakery-cafe expenses	494,977	455,101
Fresh dough and other product cost of sales to franchisees	41,643	39,100
Depreciation and amortization	33,885	31,187
General and administrative expenses	37,575	34,460
Pre-opening expenses	2,298	2,083
Refranchising loss	2,174	—
Total costs and expenses	612,552	561,931
Operating profit	52,102	57,959
Interest expense	1,363	462
Other (income) expense, net	(55)	(719)
Income before income taxes	50,794	58,216
Income taxes	18,401	19,002
Net income	$32,393	$39,214

Earnings per common share:
Basic	$1.28	$1.47
Diluted	$1.27	$1.46
Weighted average shares of common and common equivalent shares outstanding:
Basic	25,394	26,715
Diluted	25,501	26,813

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 39 Weeks Ended
	September 29, 2015	September 30, 2014
Revenues:
Bakery-cafe sales, net	$1,756,464	$1,636,587
Franchise royalties and fees	98,952	89,950
Fresh dough and other product sales to franchisees	134,399	130,161
Total revenues	$1,989,815	$1,856,698
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$535,281	$492,524
Labor	561,762	500,880
Occupancy	129,083	118,845
Other operating expenses	252,150	233,625
Total bakery-cafe expenses	1,478,276	1,345,874
Fresh dough and other product cost of sales to franchisees	118,161	113,842
Depreciation and amortization	100,167	90,681
General and administrative expenses	103,515	102,112
Pre-opening expenses	6,253	5,283
Refranchising loss	11,732	—
Total costs and expenses	1,818,104	1,657,792
Operating profit	171,711	198,906
Interest expense	2,266	1,386
Other (income) expense, net	948	(5,934)
Income before income taxes	168,497	203,454
Income taxes	62,315	72,653
Net income	$106,182	$130,801

Earnings per common share:
Basic	$4.08	$4.85
Diluted	$4.07	$4.83
Weighted average shares of common and common equivalent shares outstanding:
Basic	26,011	26,979
Diluted	26,119	27,108

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	September 29, 2015	September 30, 2014
Revenues:
Bakery-cafe sales, net	88.0%	88.0%
Franchise royalties and fees	5.1	4.9
Fresh dough and other product sales to franchisees	7.0	7.1
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.6%	30.3%
Labor	32.6	31.2
Occupancy	7.3	7.4
Other operating expenses	14.1	14.5
Total bakery-cafe expenses	84.7	83.4
Fresh dough and other product cost of sales to franchisees (2)	90.0	89.0
Depreciation and amortization	5.1	5.0
General and administrative expenses	5.7	5.6
Pre-opening expenses	0.3	0.3
Refranchising loss	0.3	—
Total costs and expenses	92.2	90.7
Operating profit	7.8	9.3
Interest expense	0.2	0.1
Other (income) expense, net	—	(0.1)
Income before income taxes	7.6	9.4
Income taxes	2.8	3.1
Net income	4.9%	6.3%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of income for the period indicated. Percentages may not add due to rounding:

	For the 39 Weeks Ended
	September 29, 2015	September 30, 2014
Revenues:
Bakery-cafe sales, net	88.3%	88.1%
Franchise royalties and fees	5.0	4.8
Fresh dough and other product sales to franchisees	6.8	7.0
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.5%	30.1%
Labor	32.0	30.6
Occupancy	7.3	7.3
Other operating expenses	14.4	14.3
Total bakery-cafe expenses	84.2	82.2
Fresh dough and other product cost of sales to franchisees (2)	87.9	87.5
Depreciation and amortization	5.0	4.9
General and administrative expenses	5.2	5.5
Pre-opening expenses	0.3	0.3
Refranchising loss	0.6	—
Total costs and expenses	91.4	89.3
Operating profit	8.6	10.7
Interest expense	0.1	0.1
Other (income) expense, net	—	(0.3)
Income before income taxes	8.5	11.0
Income taxes	3.1	3.9
Net income	5.3%	7.0%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	System-Wide Average Weekly Sales ("AWS")
	2015[a]	2014	2013	2012	2011
AWS	$47,639	$47,655	$47,403	$46,676	$44,313

[a] Represents year-to-date system-wide AWS at the end of fiscal Q3 2015.

	2015 Company-Owned AWS By Year Opened
	2015 Opens	2014 Opens	2013 Opens & Prior	Total
Bakery-Cafes	39	65	827	931
Q1 15	$47,210	$41,788	$47,918	$47,478
Q2 15	$44,125	$42,549	$49,651	$49,054
Q3 15	$45,448	$42,469	$48,943	$48,364
2015 YTD	$45,248	$42,269	$48,836	$48,301

	2015 Franchise-Operated AWS By Year Opened
	2015 Opens [b]	2014 Opens	2013 Opens & Prior	2015 Acquisitions [b]	Total
Bakery-Cafes	40	49	896	30	1,015
Q1 15	$53,665	$44,930	$46,641	$62,979	$46,614
Q2 15	$48,194	$46,122	$47,737	$62,017	$47,680
Q3 15	$45,395	$45,146	$46,775	$49,995	$46,734
2015 YTD	$47,394	$45,399	$47,051	$50,592	$47,008

[b] 2015 franchise-operated AWS excludes 30 refranchised bakery-cafes.

	Traditional and Non-Traditional AWS [c]
	Company-Owned		Franchise-Operated		System-Wide
	2015 Opens	2014 Opens	2015 Opens	2014 Opens	2015 Opens	2014 Opens
Traditional Bakery-Cafes	28	35	36	34	64	69
Non-Traditional Bakery-Cafes	11	4	4	1	15	5
Traditional AWS	$49,317	$47,082	$48,182	$50,315	$48,648	$48,632
Non-Traditional AWS	$35,321	$32,779	$36,363	$53,100	$35,529	$37,527
Total	$45,248	$45,184	$47,394	$50,622	$46,366	$47,661

[c] Represents year-to-date bakery-cafe openings and AWS for fiscal 2015 and fiscal 2014. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units. Because the non-traditional bakery-cafe designation covers various formats and the formats of non-traditional bakery-cafe openings may vary from period-to-period, comparing AWS for non-traditional bakery-cafes on a year-over-year basis may not be meaningful.

	Bakery-Cafe Openings (excluding acquisitions) [d]
	Company	Franchise	Total		Company	Franchise	Total
Q1 15	11	14	25	Q1 14	16	11	27
Q2 15	18	12	30	Q2 14	10	9	19
Q3 15	10	14	24	Q3 14	13	15	28
Q4 15				Q4 14	26	14	40
2015 YTD	39	40	79	2014 YTD	65	49	114

[d] As of fiscal Q3 2015, there were 29 Company-owned and one franchise-operated delivery hubs operating. Bakery-cafe openings in fiscal 2014 exclude the opening of 15 Company-owned and one franchise-operated delivery hubs.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information comparing fiscal Q3 2015 to comparable periods in the prior year:

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended
	July 28, 2015	September 1, 2015	September 29, 2015	September 29, 2015	September 29, 2015
Company-owned	4.4%	4.8%	1.9%	3.8%	2.6%
Franchise-operated	2.7%	2.5%	0.1%	1.8%	0.9%
System-wide	3.6%	3.6%	1.0%	2.8%	1.7%

Schedule IV

PANERA BREAD COMPANY
Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

The Company uses diluted earnings per share excluding certain items as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of results excluding certain items provides additional information to investors to facilitate the comparison of past and present operations, excluding items described below that the Company does not believe were indicative of our ongoing operations in the 13 and 39 weeks ended September 29, 2015 and September 30, 2014, respectively.

	For the 13 Weeks Ended	For the 39 Weeks Ended
	September 29, 2015	September 29, 2015
Net income, as reported	$32,393	$106,182
Refranchising loss, after-tax (1)	1,386	7,371
Net income, excluding certain items	$33,779	$113,553

Diluted earnings per share, as reported	$1.27	$4.07
Impact of refranchising loss on diluted earnings per share	0.05	0.28
Diluted earnings per share, excluding certain items	$1.32	$4.35

	For the 13 Weeks Ended	For the 39 Weeks Ended
	September 30, 2014	September 30, 2014
Net income, as reported	$39,214	$130,801
Favorable tax adjustments (2)	(2,319)	(2,319)
Favorable resolution of insurance coverage matter, after-tax (3)	—	(2,049)
Net income, excluding certain items	$36,895	$126,433

Diluted earnings per share, as reported	$1.46	$4.83
Impact of favorable tax adjustments on diluted earnings per share	(0.08)	(0.08)
Impact of favorable resolution of insurance coverage matter on diluted earnings per share	—	(0.08)
Diluted earnings per share, excluding certain items	$1.38	$4.67

(1) Refranchising losses of $2.2 million and $11.7 million before net effective tax benefits of $0.8 million and $4.3 million recorded during the thirteen and thirty-nine weeks ended September 29, 2015, respectively.
(2) Favorable tax adjustments of $2.3 million related to additional federal tax credits and an increased deduction for domestic production activities related to prior period income tax returns recorded during the thirteen and thirty-nine weeks ended September 30, 2014, respectively.
(3) Benefit from a favorable resolution of an insurance coverage matter of $3.2 million before the effective tax rate recorded during the thirteen weeks ended July 1, 2014.